Exhibit 5.1


June 2, 2008


Ramtron International Corporation
1850 Ramtron Drive
Colorado Springs, Colorado 80921

Re: Registration on Form S-3 of 905,697 Shares of Common Stock of Ramtron International Corporation

Ladies and Gentlemen:

We have acted as counsel for Ramtron International Corporation, a Delaware corporation (the "Company"), in connection with the registration for resale by certain of the Company's security holders, of 905,697 shares (the "Shares") of the Company's common stock, par value $0.01 per share, issuable upon exercise of warrants held by the selling security holders identified in the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company to effect registration of the Shares and the Rights (as defined herein) under the Securities Act of 1933 (the "Securities Act") to which this opinion has been filed as an exhibit.

In rendering the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

1. The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered upon exercise of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and nonassessable.

2. When issued in accordance with the terms of the Rights Agreement, dated April 19, 2001, between the Company and Computershare Trust Company, N.A., as rights agent (as it may be amended from time to time, the "Rights
Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or the laws of any other jurisdiction.

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The opinion set forth in paragraph 2 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day
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Jones Day

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